Exhibit 10.32

Don Morrison

Pursuant to the terms of his employment as of March 9, 2004, Mr. Morrison receives an annual base salary of $260,000. Mr. Morrison is eligible for an annual bonus of up to sixty percent (60%) of his base salary based upon Company performance goals. Mr. Morrison is eligible for Stock Awards under the Company’s Equity Incentive Plans and may participate in the Company’s Employee Stock Purchase Plan. Mr. Morrison and the Company have entered into a Change in Control Agreement as well as the Company’s Form Indemnification agreement. Mr. Morrison is entitled to reimbursement for a Company paid life insurance policy with a face value amount of $1,500,000. Mr. Morrison is also entitled to reimbursement for tax preparation services in the amount of up to $1,000 per annum. Further, Mr. Morrison is eligible for Company health benefits and may participate in the Company 401K plan offered to all employees.